Exhibit 5.1

May 7, 2019

Lithia Motors, Inc.
150 N. Bartlett Street
Medford, Oregon 97501

Re:     Registration on Form S-8 of Shares of Class A Common Stock, no par value (“Class A Common Stock”), of Lithia Motors, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,500,000 additional shares (the “Shares”) of Class A Common Stock, no par value, that may be issued pursuant to the Amended and Restated Lithia Motors, Inc. 2009 Employee Stock Purchase Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of Lithia Motors, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the registration by its registrar of the Shares and the issuance thereof by Lithia Motors, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP